BMC Software Files Form 10-K for Fiscal 2006
Investor Relations Contact:
Derrick Vializ
+ 1 713 918 1805
derrick_vializ@bmc.com
BMC Software
2101 CityWest Blvd.
Houston, Texas 77042
United States of America
www.bmc.com
HOUSTON, June 14, 2006 – BMC Software today announced that, following the issuance of its fourth quarter fiscal 2006 results and in conjunction with the preparation of its consolidated financial statements for its 2006 fiscal year, the Company performed additional analysis of its consolidated tax provisions and associated balance sheet accounts.
This analysis resulted in a $14.8 million increase in the Company’s provision for income taxes in its fiscal 2006 fourth quarter and certain reclassifications between current and long-term assets.
The increased tax provision does not affect BMC Software’s fourth quarter revenues, GAAP or non-GAAP operating expenses, GAAP or non-GAAP operating income, or cash flow from operations.
The increase in taxes is reflected in the financial statements included in the Company’s Form 10-K for the year ended March 31, 2006, which was filed today with the Securities and Exchange Commission and is available at www.bmc.com/investors. The Company also is posting updated financial tables and slides to its website.
The table below shows the effect of the adjustment:

	June 7th Press		June 14th 10-K
	Release		Filing
	4th Qtr	Full Year	4th Qtr	Full Year
	(In millions, except per share data)
GAAP net earnings	$66.4	$116.8	$51.6	$102.0

GAAP diluted earnings per share	$0.31	$0.53	$0.24	$0.47

Non GAAP net earnings	$76.2	$241.6	$60.4	$225.8

Non GAAP diluted earnings per share	$0.35	$1.10	$0.28	$1.03

In its Form 10-K, the Company identified a material weakness in its internal controls related to the preparation, analysis and recording of its income tax provision, and outlines the steps it is taking to remediate this material weakness in order to enhance and strengthen its accounting for income taxes. The Company also disclosed that as of its fiscal 2006 year end, three previously disclosed material weaknesses no longer exist as material weaknesses.
A reconciliation of non-GAAP results excluding special items and GAAP results is presented in this press release.
Use of Non-GAAP Financial Measures
This press release and the accompanying tables include the following non-GAAP financial measures: (a) non-GAAP net earnings and (b) non-GAAP diluted net earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with U.S. generally accepted accounting principles, or GAAP.
Each of these non-GAAP financial measures excludes restructuring charges, amortization of acquired technology and intangibles, charges related to acquired research and development and non-recurring litigation settlement costs. In addition, non-GAAP net earnings and non-GAAP diluted net earnings per share exclude income tax expense associated with the one-time repatriation of certain foreign earnings. Each of the adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of operating results when assessing the performance of the organization and measuring the results of the Company’s performance. In addition, we have historically reported similar non-GAAP financial measures. We believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. BMC Management and the Board of Directors use these non-GAAP financial measures to evaluate the Company’s performance and for forecasting purposes, as well as the allocation of future capital investments, and are key variables in determining management incentive compensation. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as restructuring charges and amortization of acquired technology and intangibles that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of these non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.
The following is a discussion of the adjustments to the comparable GAAP financial measure that produces our non-GAAP financial measures:
•	Restructuring charges. Our non-GAAP financial measures exclude exit costs and related charges, primarily consisting of severance costs and lease abandonment costs, and any subsequent changes in estimates related to exit activities as they relate to our significant restructurings, which involved significant layoffs. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude restructuring costs because our operational managers are evaluated based on the operating expenses exclusive of restructuring charges and including the restructuring charges would hamper investors’ ability to evaluate the performance of our management in the manner in which the Company’s management evaluates performance. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams. Additionally, management uses the non-GAAP measures to assist in its determinations regarding the allocation of resources, such as capital investment, among the Company’s business units and as part of its forecasting and budgeting.

•	Amortization of acquired technology and intangibles. Our non-GAAP financial measures exclude costs associated with the amortization of acquired technology and intangibles. Management and the Board of Directors believe it is useful in evaluating the Company’s and its management teams’ and business units’ performance during a particular time period to review the supplemental non-GAAP financial measures, which exclude amortization of acquired technology and intangibles, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. Accordingly, management and the Board of Directors do not consider these costs for purposes of evaluating the performance of the business during the applicable time period after the acquisition, and they exclude such costs when evaluating the performance of the Company, its business units and its management teams and when making decisions to allocate resources among the Company’s business units.

•	Write-offs of acquired research and development. Our non-GAAP financial measures exclude write-offs of acquired research and development. This amount is the estimated fair value related to incomplete research and development projects from acquired companies which have no alternative future uses. Such amounts are required to be expensed by us as of the date of the respective acquisition. Because the costs are fixed at the time of acquisition and are not subject to management influence, management does not consider the costs in evaluating the performance of the Company and its business units nor when it allocates resources among the business units. We believe excluding these items is useful to investors because it facilitates comparisons to our historical operating results without being affected by our acquisition history and the results of other companies in our industry, which have their own unique acquisition histories.

•	Repatriation of foreign earnings. The income tax expense associated with the Company’s repatriation of foreign earnings is excluded, as management believes this to be a one-time event as provided by the American Jobs Creation Act (the “Act”). Due to the significant amount of the charge and the one-time nature of the repatriation permitted by the Act, management excludes these costs when it evaluates the Company’s operations and for internal reporting and forecasting purposes.

•	Settlement costs. The settlement costs of the previously disclosed dispute with Nastel Technologies are excluded. While the Company is involved in various legal disputes from time to time and the Company may have to settle significant cases in the future, either as plaintiff or defendant, such events have historically occurred sporadically. Management excludes the costs associated with this settlement when it evaluates the Company’s operations and for internal reporting and forecasting purposes.
About BMC Software
BMC Software [NYSE:BMC] is a leading global provider of enterprise management solutions that empower companies to manage their IT infrastructure from a business perspective. Delivering Business Service Management, BMC solutions span enterprise systems, applications, databases and service management. Founded in 1980, BMC posted fiscal 2006 revenues of more than $1.49 billion. For more information, visit www.bmc.com.
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BMC Software, the BMC Software logos, and all other BMC Software product or service names are registered trademarks or trademarks of BMC Software, Inc. All other trademarks or registered trademarks belong to their respective companies. © 2006, BMC Software, Inc. All rights reserved.

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings
(In millions)
(Unaudited)

	For three months ended March 31,		For twelve months ended March 31,
	2005	2006	2005	2006
GAAP net earnings	$15.5	$51.6	$75.3	$102.0

Changes in estimates related to exit activities	(1.0)	0.7	(3.5)	(1.6)
Exit costs and related charges	—	—	—	43.1
Amortization of acquired technology & intangibles	23.8	11.9	78.8	77.2
Acquired research & development	3.8	—	4.0	—
Settlement of litigation	—	—	11.3	—

Subtotal pretax reconciling items	26.6	12.6	90.6	118.7

Income tax provision (benefit) for earnings to be repatriated	—	(1.0)	—	35.5
Tax adjustment to valuation allowance	(26.7)	—	(26.7)	—
Tax effect of special items	(6.2)	(2.8)	(20.5)	(30.4)

Subtotal of tax impact on special items	(32.9)	(3.8)	(47.2)	5.1

Non-GAAP net earnings	$9.2	$60.4	$118.7	$225.8

BMC SOFTWARE, INC. AND SUBSIDIARIES
Table of Reconciliation from GAAP Earnings Per Share to Non-GAAP Earnings Per Share
(Unaudited)

	For three months ended March 31,		For twelve months ended March 31,
	2005	2006	2005	2006
GAAP diluted earnings per share	$0.07	$0.24	$0.34	$0.47

Changes in estimates related to exit activities	—	—	(0.02)	(0.01)
Exit costs and related charges	—	—	—	0.20
Amortization of acquired technology & intangibles	0.11	0.06	0.35	0.35
Acquired research & development	0.02	—	0.02	—
Settlement of litigation	—	—	0.05	—

Subtotal pretax reconciling items	$0.12	$0.06	$0.40	$0.54

Income tax provision (benefit) for earnings to be repatriated	—	—	—	0.16
Tax adjustment to valuation allowance	(0.12)	—	(0.12)	—
Tax effect of special items	(0.03)	(0.01)	(0.09)	(0.14)

Subtotal of tax impact on special items	(0.15)	(0.02)	(0.21)	0.02

Non-GAAP diluted net earnings per share	$0.04	$0.28	$0.53	$1.03

Shares used in computing diluted earnings per share (In millions)	222.4	216.2	224.0	218.9